Exhibit 99.1 PRESS RELEASE Steven Cantor VP of Corporate Relations T +1 978 436 6500 irelations@entegris.com

ENTEGRIS COMPLETES REPRICING OF TERM LOAN
BBILLERICA, Mass., March 14, 2017 - Entegris, Inc. (NASDAQ: ENTG), a leader in specialty chemicals and advanced materials solutions for the microelectronics industry, announced today the successful repricing of its existing secured term loan of $234 million. The lenders have agreed to an amendment that decreases the applicable margin for the Company’s term loan from 2.75% to 2.25% per annum for LIBOR borrowings, with a LIBOR floor of 0.0%, and from 1.75% to 1.25% per annum for base rate borrowings, with a base rate floor of 1.00%.
As of December 31, 2016, the Company had total debt of $594 million, which is comprised of the aforementioned term loan and $360 million of high yield notes.
Goldman Sachs acted as sole arranger for this term loan repricing and amendment.
ABOUT ENTEGRIS
Entegris is a leader in specialty chemicals and advanced materials solutions for the microelectronics industry and other high-tech industries. Entegris is ISO 9001 certified and has manufacturing, customer service and/or research facilities in the United States, China, France, Germany, Israel, Japan, Malaysia, Singapore, South Korea and Taiwan. Additional information can be found at www.entegris.com.
Forward-Looking Statements
Certain information contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current management expectations only as of the date of this press release, and involve substantial risks and uncertainties that could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Statements that include such words as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “may,” “will,” “should” or the negative thereof and similar expressions as they relate to Entegris or our management are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These risks include, but are not limited to, fluctuations in the market price of Entegris’ stock, Entegris’ future operating results, other acquisition and investment opportunities available to Entegris, general business and market conditions and other factors. Additional information concerning these and other risk factors may be found in previous financial press releases issued by Entegris and Entegris’ periodic public filings with the Securities and Exchange Commission, including discussions appearing under the headings “Risks Relating to our Business and Industry,” “Risks Relating to Our Indebtedness,” “Manufacturing Risks,” “International Risks,” and “Risks Related to Owning Our Common Stock” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the U.S Securities and Exchange Commission on February 17, 2017, as well as other matters and important factors disclosed previously and from time to time in the filings of Entegris with the U.S. Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we undertake no obligation to update publicly any forward-looking statements contained herein.